2AZ Putnam International Capital Opportunities Fund attachment
8/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2005, Putnam management has
assumed $16,336 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	9,882
Class B	3,448
Class C	511

72DD2 (000s omitted)

Class M	177
Class R	1
Class Y	1,149

73A1

Class A	$0.344
Class B	 0.178
Class C	 0.168

73A2

Class M	$0.227
Class R	 0.372
Class Y	 0.398

74U1 (000s omitted)

Class A	27,790
Class B	16,553
Class C	2,684

74U2 (000s omitted)

Class M	760
Class R	12
Class Y	2,133
74V1

Class A	26.80
Class B	26.11
Class C	26.46

74V2

Class M	26.47
Class R	26.68
Class Y	26.88